Exhibit 10.55

[COMPANY LOGO]		Rocket Fuel Inc. 1900 Seaport Boulevard Pacific Shores Center Redwood City, CA 94063 Phone: 650.517.1300

June 30, 2016

Rick Song
[address]

Dear Rick:

On behalf of Rocket Fuel Inc. (“Rocket Fuel” or the “Company”), I am pleased to offer you the position of Chief Revenue Officer (“CRO”) of Rocket Fuel. You will report directly to Randy Wootton, CEO. You will work primarily from our Company’s New York City, NY location. You will be provided with the full-time support of a qualified executive assistant employed by the Company based in the Company’s New York City, NY location. You shall have the opportunity to provide input as to the selection and hiring of such employee.

Your compensation and benefits package outlined in this offer letter (“Offer Letter”) are subject to approval by the Board or its designated committee.

Cash Compensation and Benefits

Your annual base salary will be $400,000 and will be paid in accordance with Rocket Fuel’s normal payroll procedures. In addition, you will be eligible for commissions of 125% of your base salary annually based on sales targets set by Rocket Fuel (the “Sales Commission”) pursuant to the terms of the applicable Sales Commission plan. Sales Commission is currently paid in approximately equal quarterly increments. Sales Commission is not part of your base compensation and Rocket Fuel reserves the right to adjust the amount at any time. Notwithstanding the foregoing, for each of the first six months following your start date, Rocket Fuel will pay you a non-recoverable commission of no less than $41,666.67, not as an advance, pursuant to the standard terms and conditions of the applicable Sales Commission plan. For purposes of clarification, in the event the commissions calculated pursuant to your Sales Commission plan exceed the minimum monthly commission for the first six month period of your employment, you shall be paid such excess pursuant to the terms and conditions of the applicable Sales Commission plan.

In addition, as an incentive to join Rocket Fuel, you be eligible to receive a one-time milestone bonus of $100,000 (“Milestone Bonus”) pursuant to Rocket Fuel’s Executive Incentive Compensation Plan (“Bonus Plan”) payable in two installments of $50,000 each at six months and twelve months following your start date, based on the achievement of specific performance objectives which will be determined and documented by the CEO promptly after your start date, and approved by our Board of Directors or their designated Committee. Milestone Bonus payments are subject to your continued employment through the date the bonus is earned pursuant to the terms of the Bonus Plan. This bonus is not part of your base compensation and the Company reserves the right to adjust the bonus terms and amounts at any time pursuant to the Bonus Plan. If you voluntarily terminate employment with Rocket Fuel within twelve months following each payment date, you will be required to repay Rocket Fuel in full (100%) for the Milestone Bonus funds paid to you within the prior twelve (12) months.

All payments and benefits under this Offer Letter are subject to applicable tax withholdings.

You will also be eligible to participate in Rocket Fuel’s complete package of employee benefits that are generally made available to other senior executives of Rocket Fuel, subject to the terms, conditions and eligibility requirements of such benefits. Details about these benefit plans will be made available for your review. You should note that Rocket Fuel may modify or terminate benefits from time to time, as it deems necessary or appropriate. You shall be covered by any Director & Officers liability insurance policies maintained by Rocket Fuel to the same degree other senior executives of Rocket Fuel are covered and you shall be indemnified by Rocket Fuel pursuant to the terms of an Indemnification Agreement in substantially the same form as previously provided to you.

You will be expected to travel in connection with your employment. Rocket Fuel will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of appropriate documentation and in accordance with the Company’s expense reimbursement policies.

Equity Awards

Additionally, following your first day of employment in the position of CRO, and subject to your continued employment with the Company on the date of grant, it will be recommended to the Board or its designated committee, that you be granted the following equity awards, as approved by either the Company's independent compensation committee or a majority of the Company's independent directors (together, the “Equity Awards”): (i) a stock option to purchase 200,000 shares of Rocket Fuel’s common stock (the “Option Award”) at a price per share equal to the fair market value per share of Rocket Fuel’s common stock on the date of grant, as determined in accordance with the Rocket Fuel equity plan under which it is granted, and (ii) an award of 32,500 restricted stock units (the “RSU Award”). We will recommend to the Board or its designated committee that the Equity Awards be scheduled to vest in accordance with the four- year vesting schedule typically applied to employee equity awards of the applicable type, subject to your continued service to Rocket Fuel through each applicable vesting date. Your Equity Awards will be subject to (a) the terms and conditions of the Rocket Fuel equity plan under which they are granted, (b) the terms and conditions, including vesting schedule, of an option award agreement and RSU award agreement that will be provided to you as soon as practicable after the grant of the Equity Awards, and (c) Rocket Fuel’s Management Retention Agreement, if executed by you.

Severance Benefits

If you have a qualifying termination of employment, you will be entitled to certain payments and benefits in such amounts and pursuant to such terms and conditions as set forth in the Company’s Board approved Management Retention Agreement, if separately executed by you, which is attached hereto as Exhibit A. To the extent that the Management Retention Agreement modifies an applicable Rocket Fuel equity incentive plan, the Management Retention Agreement shall constitute an express written contract executed by a duly authorized officer of the Company if required by the equity incentive plan(s) to make such a modification.

Additional Terms

As a Rocket Fuel employee, you will be expected to abide by Rocket Fuel rules and regulations and sign and comply with Rocket Fuel’s At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Proprietary Information and Inventions Agreement”) that, among other things, prohibits the unauthorized use or disclosure of Rocket Fuel proprietary information.

We also ask that, if you have not already done so, you disclose to Rocket Fuel any and all agreements relating to your prior employment that may affect your eligibility to be employed by Rocket Fuel or limit the manner in which you may be employed. Based on your representations, it is Rocket Fuel’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

In addition, you agree that, during the term of your employment with Rocket Fuel, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Rocket Fuel is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Rocket Fuel. Similarly, you agree not to bring any third-party confidential information to Rocket Fuel, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for us.

By signing below, you agree that your employment with Rocket Fuel is an employment “at will.” Employment “at will” means either party may terminate the relationship at any time for any reason whatsoever, with or without cause or advance notice. Rocket Fuel reserves the right to revoke this offer should it not receive a satisfactory reference check and background screen for you or satisfactory verification of employment eligibility.

You will be required to complete Form I-9 in accordance with the Immigration Reform and Control Act of 1986. You are required to complete Section 1 of the Form I-9 on or before your first day of employment and to present, within 72 hours of hire, verification of your identity and legal right to work in the United States. On your first day of employment, bring original documents to verify your employment eligibility- please refer to the I-9 form for a list of acceptable documents.

This Offer Letter will be governed by the laws of the State of California, without reference to rules relating to conflicts of law or choice of law. This Offer Letter, together with the Proprietary Information and Inventions Agreement, and the Management Retention Agreement, is the entire agreement between you and Rocket Fuel with respect to your employment and supersedes any other agreements or promises made to you by anyone, whether oral or written. This Offer Letter may not be modified except in writing between you and another authorized officer of Rocket Fuel.

Please sign and date this Offer Letter and return one copy to Rocket Fuel by July 5, 2016, if you wish to accept employment under the terms described above. If you accept our offer, the first day of your employment will begin on July 18, 2016. This offer of employment will terminate if it is not accepted, signed and returned by July 8, 2016.

We welcome you to the Rocket Fuel team and look forward to your contribution to Rocket Fuel’s success. If you have any questions regarding this Offer Letter, feel free to contact me at any time.

Sincerely,
/s/ Jennifer Trzepacz
Jennifer Trzepacz
Senior Vice President, Employee Success

AGREED TO AND ACCEPTED:

Signature: /s/ Richard Song
Printed Name: Rick Song
Date: Jul-14-2016

Exhibit A

Management Retention Agreement